Exhibit 99.1

Simmons Bedding Company
Reports First Quarter Results

ATLANTA, May 10, 2005 — Simmons Bedding Company (“Company” or “Simmons”), a leading manufacturer of premium branded bedding products, released operating results for the first quarter 2005 today.

Results for the Quarter Ended March 26, 2005

For the first quarter of 2005, net sales were $205.6 million compared to $223.3 million for the same period a year ago, a 7.9% decrease. Wholesale bedding segment net sales decreased 8.5% to $189.6 million for the first quarter of 2005 compared to $207.1 million for the same period a year ago. Wholesale bedding segment net sales were primarily impacted by a 15.2% decrease in conventional bedding units shipped, partially offset by a 6.7% increase in conventional bedding average unit selling price, for the first quarter of 2005 compared to the first quarter of 2004. Simmons’ retail bedding segment net sales for the first quarter of 2005 decreased $6.0 million, or 23.8%, compared to the first quarter of 2005 due to the sale of the Company’s Mattress Gallery retail operation in Southern California in May 2004. On a comparable store basis, Simmons’ retail store sales increased 22.3% in the first quarter of 2005 compared to the similar period of 2004.

Gross margin for the first quarter of 2005 was 44.5%, a 1.8 percentage point decrease from the first quarter of 2004. Simmons’ wholesale bedding segment gross margin for the first quarter of 2005 was 42.7%, compared to 46.0% for the first quarter of 2004. The first quarter 2005 gross margin was negatively impacted by (i) an increase in conventional bedding material costs as a percent of net sales, due to inflation in prices of raw materials, exceeding growth in average unit selling prices; (ii) an increase in overhead costs as a percent of net sales, due principally to a decrease in unit volume versus 2005; and (iii) sales of juvenile bedding products, which sell at lower margins, as a result of the acquisition of certain assets of the crib mattress and related soft goods business of Simmons Juvenile Products Company, Inc. in August 2004. The decrease in the wholesale bedding segment gross margin was partially offset by an increase in the retail bedding segment gross margin.

Simmons’ operating income was $13.0 million for the first quarter of 2005, compared to $17.3 million for the first quarter of 2004. The Company’s net income was $0.5 million for the first quarter of 2005 compared to $4.0 million for the first quarter of 2004. For the first quarter of 2005, adjusted EBITDA was $20.0 million compared to $37.3 million for the first quarter of 2004, a 46.4% decrease. For a full discussion of adjusted EBITDA see the Supplemental Information included later in this press release.

Simmons’ Chairman and Chief Executive Officer, Charlie Eitel, said, “We are disappointed in our first quarter operating results. Although increases in certain selling, general and administrative expenses during the quarter were anticipated in light of planned spending, such as our national advertising campaign, our decline in sales was unexpected. Sales of our 2005 product line, introduced in late 2004, did not meet our expectations. We have taken measures which we believe will strengthen the line through introduction of additional products, and have adjusted our prices for certain products accordingly. Our retailers have been very supportive of the changes made to our product line.”

Balance Sheet Items
Net debt (total debt of $748.4 million less cash of $17.8 million) totaled $730.6 million as of March 26, 2005, an increase of $2.3 million during the first quarter. During the first quarter the Company repaid $3.7 million of its term loan. The increase in net debt is primarily attributable to reduced operating margins combined with an increase in working capital during the quarter. For the first quarter of 2005, Simmons’ working capital (see the Supplemental Information to this press release) as a percentage of net sales for the trailing twelve months was 2.4% compared to 2.1% at the end of 2004.

Conclusion
The Company will webcast its 2005 first quarter financial results via a conference call on Wednesday, May 11, 2005, beginning at 11:00 a.m. Eastern Time. The webcast will be available at the Company’s website www.simmons.com and will also be available for replay through May 25, 2005.

Atlanta-based Simmons Bedding Company is one of the world’s largest mattress manufacturers, manufacturing and marketing a broad range of products including Beautyrest®, BackCare®, BackCare Kids®, Olympic® Queen, Deep Sleep® and HealthSmartTM. The Company operates 17 conventional bedding manufacturing facilities and three juvenile bedding manufacturing facilities across the United States and Puerto Rico. Simmons is committed to developing superior mattresses and promoting a higher quality sleep for consumers around the world. For more information, visit the Company’s website at www.simmons.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements that reflect Simmons’ current views about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events, results or trends, or that do not relate to historical matters, identify forward-looking statements. The forward-looking statements in this press release speak only as of the date of this release. These forward-looking statements are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Simmons’ expectations. These factors include, but are not limited to: (i) competitive and pricing pressures in the bedding industry; (ii) legal and regulatory requirements; (iii) the success of new products, including HealthSmartTM; (iv) Simmons’ relationships with Simmons’ major suppliers; (v) fluctuations in costs of raw materials; (vi) Simmons’ relationship with significant customers and licensees; (vii) Simmons’ labor relations; (viii) departure of key personnel; (ix) encroachments on Simmons’ intellectual property; (x) product liability claims; (xi) the timing, cost and success of opening new manufacturing facilities; (xii) Simmons’ level of indebtedness; (xiii) interest rate risks; (xiv) compliance with covenants in Simmons’ debt agreements; (xv) future acquisitions; (xvi) an increase in return rates; and (xvii) other risks and factors identified from time to time in Simmons’ and the Company’s predecessor’s reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.

-table follows-

Simmons Bedding Company and Subsidiaries
Condensed Historical Consolidated Statements of Operations
(in thousands)
(Preliminary and Unaudited)

	Quarter Ended
	March 26,	March 27,
	2005	2004
Wholesale net sales	$189,600	$207,102
Retail net sales	19,131	25,107
Eliminations	(3,149)	(8,889)

Net sales	205,582	223,320
Cost of products sold	114,166	119,865

Gross profit	91,416	103,455

Operating expenses:
Selling, general and administrative expenses	79,070	85,261
Amortization of intangibles	1,441	3,486
Licensing income	(2,051)	(2,581)

	78,460	86,166

Operating income (a)	12,956	17,289
Interest expense, net	12,189	11,093

Income before income taxes	767	6,196
Income tax expense	284	2,231

Net income	$483	$3,965

Adjusted EBITDA (b)	$19,979	$37,299

See Notes to Condensed Historical Financial Data.

Simmons Bedding Company and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Preliminary and Unaudited)

	March 26,	December 25
	2005	2004*
Assets
Current assets:
Cash and cash equivalents	$17,818	$23,854
Accounts receivable, net	77,428	85,433
Inventories	33,482	33,300
Deferred income taxes	1,954	2,445
Other current assets	15,884	20,204

Total current assets	146,566	165,236

Property, plant and equipment, net	61,764	62,842
Intangible assets, net	541,541	542,983
Goodwill, net	491,750	488,686
Due from parent company	2,365	2,489
Other assets	41,168	41,987

	$1,285,154	$1,304,223

Liabilities and Stockholder’s Equity
Current liabilities:
Current maturities of long-term debt	$457	$4,124
Accounts payable and accrued liabilities	107,882	123,357

Total current liabilities	108,339	127,481

Long-term debt	747,939	748,015
Deferred income taxes	154,415	154,775
Other non-current liabilities	13,368	13,345

Total liabilities	1,024,061	1,043,616

Stockholder’s equity	261,093	260,607

	$1,285,154	$1,304,223

See Notes to Condensed Historical Financial Data.

* Derived from the Company’s 2004 audited Consolidated Financial Statements.

Simmons Bedding Company and Subsidiaries
(Notes to Condensed Historical Financial Data)

a)	To further provide useful information, pro forma operating income is presented and represents the Company’s reported operating income before non-cash stock compensation expense and charges related to the step-up of inventory in connection with the December 19, 2003 acquisition of our indirect parent company (the “Acquisition”) by Thomas H. Lee Equity Fund V, L.P. and its affiliates. The Company believes that excluding the charges noted above provides a measure that is more representative of ongoing costs and therefore more comparable to the Company’s historical operations. The following is a reconciliation of reported operating income to pro forma operating income excluding non-cash stock compensation expense and inventory step-up charges.

Simmons Bedding Company and Subsidiaries
Reconciliation of Reported Operating Income to Pro Forma Operating Income
(in thousands)
(Preliminary and Unaudited)

	Quarter Ended
	March 26,	March 27,
	2005	2004
Operating income as presented	$12,956	$17,289
Stock compensation expense	—	3,308
Inventory step-up charge	—	6,453

Pro forma operating income	$12,956	$27,050

Simmons Bedding Company and Subsidiaries
(Notes to Condensed Historical Financial Data — continued)

b)	Adjusted EBITDA (as defined in our senior credit facility) differs from the term “EBITDA” as it is commonly used. In addition to adjusting net income to exclude interest expense, income taxes and depreciation and amortization, adjusted EBITDA also adjusts net income by excluding items or expenses not typically excluded in the calculation of “EBITDA” such as management fees, ESOP expenses, non-cash stock compensation expenses, etc. Adjusted EBITDA is presented because it is a material component of the covenants contained within our credit agreements and a measure used by management to determine compensation. EBITDA does not represent net income or cash flow from operations as those terms are defined by accounting principles generally accepted in the United States and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

	Quarter Ended
	March 26,	March 27,
	2005	2004
Adjusted EBITDA:
Net income	$483	$3,965
Depreciation and amortization	6,462	7,621
Income tax expense	284	2,231
Interest expense	12,225	11,137

EBITDA	19,454	24,954

Non-cash stock compensation expense	—	3,308
Transaction related expenditures, including cost of products sold	—	6,453
Plant opening charges	—	2,229
Management fees	420	400
Management severance	105	—
Other	—	(45)

Adjusted EBITDA	$19,979	$37,299

c)	Working capital computation (current assets less current liabilities as defined in our senior credit facility):

	March 26,	December 25,
	2005	2004
Current assets	$146,566	$165,236

Less:
Cash and equivalents	(17,818)	(23,854)

	128,748	141,382

Current liabilities	108,339	127,481

Less:
Current maturities of long-term debt	(457)	(4,124)

	107,882	123,357

Working capital	$20,866	$18,025